Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO t CALIFORNIA 92108 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.com t

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Madam or Sir:

We have read Item 4.01 of Changes in Registrant’s Certifying Accountant on Form 8-K/A dated May 19, 2009, of Frezer, Inc. (the “Company”), and are in agreement with the statements which state that our firm’s reports on the Company’s financial statements for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports for the years ended December 31, 2008 and 2007 on the Company were modified for uncertainty in that both reports included an explanatory paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern. We also agree with the statement which states that there were no disagreements between the Company and our firm on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure.  We further agree with the statement regarding no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K that occurred within the Company’s two most recent fiscal years and the subsequent interim period preceding the date of discontinuance of our engagement as the Company’s independent accountant.

We have no basis to agree or disagree with other statements of the Company contained therein. If you have any questions or need additional information, please call me at (858) 722-5953.

Sincerely,

/s/  Chang G. Park
__________________________________________
   Chang G. Park, CPA

May 19, 2009
San Diego, California

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board